Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-221093 on Form S-3 and Registration Statement No. 333-221091 on Form S-8 our report dated March 29, 2017 relating to the consolidated financial statements of Fennec Pharmaceuticals Inc. (the “Company”) (our report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Fennec Pharmaceuticals Inc. for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Ottawa, Canada

March 28, 2018